UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Alliance Bankshares Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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14200 Park Meadow Drive

Suite 200S

Chantilly, Virginia 20151

Dear Fellow Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Alliance Bankshares Corporation. The meeting will be held on Wednesday, December 7, 2011, at 10:30 a.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. The accompanying notice and proxy statement describe the matters to be presented at the meeting. Also enclosed is our 2010 Annual Report to Shareholders.

At the annual meeting, you will vote on the election of two Class C director nominees to serve for the next three years and one Class B director nominee to serve for the next two years. Your board of directors supports these individuals and recommends that you vote FOR them as directors. You will also vote on the appointment of Yount, Hyde & Barbour, P.C. as independent public accountants for Alliance for 2011. The board of directors recommends that you vote FOR ratification of the appointment of Yount, Hyde & Barbour, P.C.

We previously announced our plan to combine our 2011 Annual Meeting of Shareholders with our shareholder meeting to vote on our proposed merger with Eagle Bancorp, Inc. (Eagle). However, the proxy statement/prospectus for the shareholder meeting to vote on our proposed merger is not yet completed, and in order to comply with annual meeting requirements, we are holding this 2011 Annual Meeting to conduct the regular business of electing directors and ratifying the appointment of our independent registered public accounting firm. Our proposed merger with Eagle will not be considered at the 2011 Annual Meeting and instead will be addressed in a separate proxy statement/prospectus to be mailed to our shareholders in connection with a special meeting of shareholders expected to be held during the first quarter of 2012 for the purpose of voting on the proposed merger and related matters.

We hope you can attend the annual meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you choose to attend the annual meeting and vote in person, you can revoke your proxy at any time before it is voted. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, you should bring with you a proxy or letter from your broker or nominee confirming your right to vote the shares. Your vote is important regardless of the number of shares you own!

This annual meeting is being held solely for the purposes described above and does not include Alliance’s proposed merger with Eagle. This proxy statement is not a solicitation by the board of directors with respect to Alliance’s proposed merger with Eagle. The proposed merger with Eagle will not be voted on at the annual meeting, and this proxy statement is not a solicitation by the board of directors with respect to that proposed merger.

We look forward to seeing you at the annual meeting, and we appreciate your continued loyalty and support.

Very truly yours,

William E. Doyle, Jr.

President and Chief Executive Officer

November 2, 2011

ALLIANCE BANKSHARES CORPORATION

14200 Park Meadow Drive, Suite 200S

Chantilly, Virginia 20151

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, DECEMBER 7, 2011

The 2011 Annual Meeting of Shareholders of Alliance Bankshares Corporation (Alliance) will be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia on Wednesday, December 7, 2011 at 10:30 a.m., for the following purposes:

1.

To elect as directors of Alliance the two Class C director nominees named in the accompanying proxy statement to serve until Alliance’s 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified and the Class B director nominee named in the accompanying proxy statement to serve until Alliance’s 2013 Annual Meeting of Shareholders or until his successor is duly elected and qualified;

2.

To ratify the appointment of Yount, Hyde & Barbour, P.C. as Alliance’s independent registered public accounting firm to audit Alliance’s consolidated financial statements for the fiscal year ending December 31, 2011; and

3.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record as of the close of business on October 24, 2011 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

As explained in more detail in the accompanying proxy statement, this annual meeting is being held solely for the purposes described above and does not include our proposed merger with Eagle Bancorp, Inc.

By Order of the Board of Directors,

Robert C. Kovarik, Jr.

Secretary

November 2, 2011

IMPORTANT NOTICE

Please complete, sign, date and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, you should bring with you a proxy or letter from your broker or nominee confirming your right to vote the shares.

ALLIANCE BANKSHARES CORPORATION

14200 Park Meadow Drive, Suite 200S

Chantilly, Virginia 20151

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

GENERAL

The following information is furnished in connection with the solicitation by and on behalf of the board of directors of the enclosed proxy to be used at the 2011 Annual Meeting of the Shareholders of Alliance Bankshares Corporation to be held on Wednesday, December 7, 2011 at 10:30 a.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. The approximate mailing date of this proxy statement, accompanying notice, proxy card and annual report is November 2, 2011.

This annual meeting is being held solely for the purposes described in the accompanying notice, and this proxy statement is a solicitation of proxies for these items only. Alliance’s proposed merger with Eagle Bancorp, Inc., or “Eagle,” is not an item of business for this annual meeting and, therefore, this proxy statement is not a solicitation by the board of directors with respect to our proposed merger with Eagle.

Alliance Bankshares Corporation is referred to as “Alliance” throughout this proxy statement, and Alliance Bank Corporation is referred to as “Alliance Bank”. References to “we” or “us” refer to Alliance or Alliance and Alliance Bank together, and all references to “company” refer to Alliance or Alliance Bank or Alliance and Alliance Bank together, as the case may be. All references to the “board” or “board of directors” in this proxy statement refer to Alliance’s board of directors.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on December 7, 2011

The notice of 2011 Annual Meeting of Shareholders, this proxy statement, a form of proxy card and Alliance’s 2010 Annual Report to Shareholders are available on the internet at the following website: https://www.eproxyaccess.com/abva.

Directions to Annual Meeting

To obtain directions to attend the annual meeting and vote in person, please contact Alliance’s Assistant Corporate Secretary at (703) 814-7200.

Voting and Revocation of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the annual meeting and to vote in person. Any shareholder of record who has executed and returned a valid proxy may revoke it by attending the annual meeting and requesting to vote in person. Attendance at the annual meeting will not by itself revoke your proxy. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, you should bring with you a proxy or letter from your broker or nominee confirming your right to vote the shares.

A shareholder of record may also revoke a submitted proxy at any time before the proxy is voted at the annual meeting by delivering a written notice to the Secretary of Alliance stating that the proxy is revoked or submitting another duly executed proxy with a later date before the vote at the annual meeting. Any earlier-dated proxy will be revoked automatically. The inspector of election will honor the proxy with the latest date. If your shares are held in “street name,” you will need to follow the voting instructions from your broker or nominee in order to revoke your proxy or change your vote.

Proxies will extend to, and will be voted at, any properly adjourned or postponed session of the annual meeting. If a shareholder of record submits a valid proxy that specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder of record submits a valid proxy but fails to specify how the proxy is to be voted with respect to a proposal, the proxy will be voted FOR election of the Class C and Class B director nominees named in Proposal One and FOR approval of Proposal Two.

Voting Rights of Shareholders

Only those shareholders of record as of the close of business on October 24, 2011, are entitled to receive notice of and to vote at the annual meeting, or any adjournment or postponement thereof. The number of shares of common stock of Alliance outstanding on the record date and entitled to vote at the annual meeting is 5,108,969. Alliance has no other class of stock outstanding. A majority of the shares entitled to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Each share of Alliance common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the annual meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes, as described below) on a matter will count as shares present for the purpose of determining the presence or absence of a quorum for the meeting, but will not be included in determining the number of votes cast with respect to such matter.

If you hold your shares in a brokerage account or through a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and you are also invited to attend the annual meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction form for you to use to direct your broker or nominee how to vote these shares.

If you are the beneficial owner of shares held in “street name” through a broker or other nominee, your broker or nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not provide your broker with specific instructions on how to vote your shares held in “street name,” your broker will be permitted to use its discretion to vote your shares on the ratification of the appointment of Alliance’s independent registered public accounting firm, which is a routine proposal, but will not be permitted to vote your shares on the election of directors, which is considered non-routine. If a nominee cannot vote on a matter because the shareholder has not provided voting instructions and it does not have discretionary voting authority, this is a “broker non-vote” with respect to that matter.

With regard to the election of the Class C and Class B nominees as directors, votes may be cast in favor or withheld. If a quorum is present, the two Class C director nominees and the one Class B director nominee receiving the highest number of votes at the annual meeting (even though less than a majority) will be elected directors; therefore, votes withheld and broker non-votes will have no effect.

Approval of any other matter, such as ratification of the appointment of Yount, Hyde & Barbour, P.C. as Alliance’s independent registered public accounting firm, requires the affirmative vote of a majority of the votes cast on the proposal (that is, more votes in favor than against), if a quorum is present. Therefore, abstentions and broker non-votes will have no effect on whether or not such a matter is approved.

Solicitation of Proxies

Alliance will pay the costs of solicitation of proxies on behalf of the board of directors. Proxies may be solicited by mail, telephone, and other electronic means or in person. We will reimburse the expenses of brokers, nominees and fiduciaries who forward our proxy materials to our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of September 1, 2011, the beneficial ownership of Alliance’s common stock of the shareholders known to Alliance to be the beneficial owners of more than 5% of Alliance’s common stock and who are not also directors or executive officers of Alliance.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
John W. Edgemond, IV(2)	383,287(2)	7.50%
Wellington Management Company, LLP(3)	365,305(3)	7.15%
Grace & White, Inc.(4)	355,755(4)	6.96%

(1)

Based on 5,108,969 shares of common stock outstanding as of September 1, 2011. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)

Based on Schedule 13D/A filed with the Securities and Exchange Commission, or “SEC,” on January 7, 2011 by John W. Edgemond, IV. According to this Schedule 13D/A, as of January 7, 2011, Mr. Edgemond has sole voting power with respect to all 383,287 of these shares and sole investment power with respect to all 383,287 of these shares. Mr. Edgemond disclaims beneficial ownership of 14,219 additional shares owned by his spouse. Mr. Edgemond’s business address is 42660 John Mosby Highway, Chantilly, Virginia 20152.

(3)

Based on Schedule 13G/A filed with the SEC on February 17, 2009 by Wellington Management Company, LLP, or “Wellington.” According to this Schedule 13G/A, as of December 31, 2008, in its capacity as investment advisor, Wellington has shared voting power with respect to 292,215 of these shares and shared investment power with respect to all 365,305 of these shares. The business address of Wellington is 75 State Street, Boston, Massachusetts 02109.

(4)

Based on Schedule 13G/A filed with the SEC on January 31, 2011 by Grace & White, Inc. According to this Schedule 13G/A, as of December 31, 2010, in its capacity as investment advisor, Grace & White, Inc. has sole voting power with respect to 31,800 of these shares, has no shared voting power with respect to any of these shares, and has sole investment power with respect to all 355,755 of these shares. The business address of Grace & White, Inc. is 515 Madison Ave. Suite 1700, New York, New York 10022.

The following table shows as of September 1, 2011 the beneficial ownership of Alliance’s common stock of each director, director nominee and named executive officer, and of all directors and executive officers of Alliance as a group.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares (1)	Options Exercisable by October 31, 2011	Percent of Class (2)
Oliver T. Carr, III	550	12,500.25%
William E. Doyle, Jr.	2,300	7,500.19%
William M. Drohan (3)	25,993	18,541.87%
Donald W. Fisher, PhD	1,000	--	.02%
Frank H. Grace, III (4)	100	--	--
Lawrence N. Grant (5)	49,268	18,541	1.32%
Paul M. Harbolick, Jr. (6)	--	--	--
Robert C. Kovarik, Jr.	1,000	--	.02%
D. Mark Lowers	1,000	--	.02%
John B. McKenney, III (7)	13,000	--	.25%
Serina Moy (8)	71,277	18,541	1.75%
Craig W. Sacknoff (9)	22,724	73,838	1.86%
J. Eric Wagoner (10)	11,400	--	.22%
Robert G. Weyers (11)	69,000	18,541	1.71%
Thomas A. Young, Jr. (12)	800	--	.02%

All directors and executive officers as a group (13 persons) (13)	255,512	169,352	8.05%

(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home. Except as otherwise indicated, each director, director nominee or executive officer has sole voting and investment power with respect to the shares shown.

(2)

The ownership percentage of each individual is calculated based on the total of 5,108,969 shares of common stock that were outstanding as of September 1, 2011, plus the number of shares that can be issued to the individual within sixty days of September 1, 2011 upon the exercise of stock options held by the individual, whether or not such options are “in the money.” Shares of common stock that are subject to exercisable stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(3)	Includes 880 shares held by Mr. Drohan’s spouse.

(4)

Based on information provided by Mr. Grace. Mr. Grace resigned as Executive Vice President of Alliance Bank effective October 12, 2010. All of Mr. Grace’s unexercised options terminated three months after October 12, 2010.

(5)

Includes 6,469 shares Mr. Grant holds jointly with his spouse; 8,810 shares held by Mr. Grant’s spouse; 738 shares held by the Grant Revocable Family Trust with respect to which Mr. Grant has shared voting and shared investment power; and 1,294 shares held by Independent Insurance Center, Inc. with respect to which Mr. Grant has shared voting and shared investment power.

(6)

Based on information provided by Mr. Harbolick. Effective May 18, 2011, Mr. Harbolick resigned as Executive Vice President and Chief Financial Officer of Alliance and Alliance Bank. All of Mr. Harbolick’s unexercised options terminated three months after May 18, 2011.

(7)

Based on information provided by Mr. McKenney. Effective May 6, 2011, Mr. McKenney retired as Senior Vice President and Chief Credit Officer of Alliance Bank. All of Mr. McKenney’s unexercised options terminated three months after May 6, 2011.

(8)	Includes 11,954 shares Ms. Moy holds jointly with her spouse, 1,800 shares held by Ms. Moy’s spouse and 1,187 shares held as custodian on behalf of or by Ms. Moy’s children.

(9)	Includes 1,150 shares Mr. Sacknoff holds jointly with his spouse, 58 shares held jointly with Mr. Sacknoff’s children and 29 shares held as custodian for Mr. Sacknoff’s son.

(10)	Includes 8,000 shares held by Compass Point Partners, L.P. with respect to which Mr. Wagoner has shared voting and investment power.

(11)	Includes 65,000 shares held by the Weyers Family Revocable Trust with respect to which Mr. Weyers has shared voting and investment power.

(12)

Based on information provided by Mr. Young. Effective January 29, 2010, Mr. Young no longer serves as President and Chief Executive Officer of Alliance and Alliance Bank. All of Mr. Young’s unexercised options terminated three months after January 29, 2010.

(13)	Includes shares and exercisable stock options beneficially owned by Jean Houpert, Senior Vice President and Interim Chief Financial Officer, and George Cave, Executive Vice President.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and any 10% or greater beneficial owners of Alliance’s common stock to file reports concerning their ownership of and transactions in Alliance’s common stock. Based on a review of the reports of changes in beneficial ownership of common stock and written representations made to Alliance, Alliance believes that its directors and executive officers complied with all filing requirements under Section 16(a) of the Exchange Act with respect to 2010, with the following exception: Mr. Frank H. Grace, III, a former executive officer of Alliance, filed one late Form 4 reporting two transactions late.

PROPOSAL ONE

ELECTION OF DIRECTORS

Alliance has ten directors currently serving on its board of directors. The board of directors is divided into three classes (A, B and C) of directors, with each class serving a three-year term. In February 2011, to fill an existing vacancy on its board of directors, Alliance appointed Mr. Kovarik to serve as director and as a member of the audit committee. Consequently, in addition to nominating for election the two current Class C directors whose terms of office will expire at the annual meeting, the board of directors has nominated Mr. Kovarik for election as a Class B director. Mr. Kovarik was initially recommended to the nominating committee by Mr. Doyle, Alliance’s President and Chief Executive Officer.

Mr. Grant and Ms. Moy, who currently serve as Class C directors, have been nominated for election as Class C directors at the Annual Meeting. If elected, the Class C nominees will serve until Alliance’s 2014 Annual Meeting of Shareholders or their successors are duly elected and qualified. Mr. Kovarik has been nominated for election as a Class B director. If elected, the Class B nominee will serve until Alliance’s 2013 Annual Meeting of Shareholders or his successor is duly elected and qualified. The persons named in the proxy will vote FOR the election of the Class C nominees and the Class B nominee named below unless authority is withheld. The board of directors believes that each of the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute selected by the board of directors prior to the annual meeting.

Certain information concerning the nominees for election at the annual meeting as Class C and Class B directors is set forth below, as well as certain information about the currently serving Class A and Class B directors who will continue in office following the annual meeting. This information includes the specific experience, qualifications, attributes and skills that the board of directors believes each nominee and continuing director possesses.

Nominees for Election as Directors

Name (Age)	Director Since (1)	Principal Occupation During Past Five Years

Class C Directors (To Serve Until the 2014 Annual Meeting)

Lawrence N. Grant, CLUR, CPCU (72)	1996

Mr. Grant founded the Independent Insurance Center, Inc., which writes property and casualty, bonding, life and health coverage for commercial and personal clients, specializing in contractors, restaurants, auto services, and high tech companies, with offices in Leesburg and Winchester, Virginia. Mr. Grant is also President of Fire Mark Insurance Associates, Inc. and is the Treasurer of Associated Risk Managers of Virginia, Inc. Mr. Grant resides in Leesburg, Virginia. He serves on the nominating committee. Mr. Grant has developed extensive risk assessment and risk management expertise that contributes a vital perspective to the board of directors’ oversight and risk management processes. Mr. Grant has served on the board of directors for fifteen years and possesses a strong understanding of Alliance’s history, business, organization and challenges in the current economic environment.

Serina Moy (57)	1997

Ms. Moy is a resident of Silver Spring, Maryland and is a principal in Moy, Cheung & Company, a local accounting firm. She became an NTPI Master in Taxation in 2002. Ms. Moy is the chairperson of the audit committee. She also serves on the nominating committee. She has been determined to be one of the board of directors’ audit committee financial experts. She is a member of an IRS Focus Group working on improving IRS programs and services, a member of the advisory council to the SBA, a member of the AICPA and NAEA Task Force and was an advisor to the Federal Government Single website on the internet. Ms. Moy serves as advisory council for a number of Chinese trade and non-profit organizations in the United States. Ms. Moy brings to the board of directors broad experience and expertise in accounting and auditing matters. Through her experience with IRS programs, Ms. Moy has also developed specialized tax knowledge that serves a critical role in the board’s financial decision making process.

(1)	Dates prior to 2003 refer to the year in which the director was first elected to the board of directors of Alliance Bank (a predecessor corporation to Alliance).

Name (Age)	Director Since (1)	Principal Occupation During Past Five Years

Class B Director (To Serve Until the 2013 Annual Meeting)

Robert C. Kovarik, Jr. (61)	2011

Mr. Kovarik is a resident of Oakton, Virginia and in September 2008 retired as a partner in the National Professional Practice Group of Ernst & Young, LLP, or “E&Y.” As a partner of E&Y from 2002 to 2008, Mr. Kovarik managed engagements for a wide range of companies in the Mid-Atlantic area. Services provided included audits of financial statements, assistance with SEC filings, internal control reviews, due diligence on potential acquisitions, and other transactional advice and operational reviews. Mr. Kovarik also regularly assisted E&Y engagement teams with consultations on complex or highly judgmental accounting and auditing matters. Prior to joining E&Y, Mr. Kovarik was a partner in the Washington and Northern Virginia audit practice of Arthur Andersen LLP from 1986 to 2002. Mr. Kovarik also has taught undergraduate advanced accounting courses at the University of Maryland and graduate courses at the University of Virginia. He serves on the nominating and audit committees and has been determined to be one of the board of directors’ audit committee financial experts. Mr. Kovarik brings to the board of directors significant experience and expertise in accounting and auditing matters, including resolution of complex accounting issues and review of corporate financial statements. Mr. Kovarik also contributes his substantial knowledge of financial reporting processes and internal controls that he developed during his 22 years as a partner with two international accounting and audit firms.

Directors Continuing in Office

Class A Directors (Serving Until the 2012 Annual Meeting)

Donald W. Fisher, PhD (65)	2009

Dr. Fisher was appointed Chairman of the board of directors in February 2011. He has served as the President and Chief Executive Officer of the American Medical Group Association, or “AMGA” since October 1980. Dr. Fisher also serves as Chairman of the board of directors of AMGA’s subsidiary Anceta, LLC. Dr. Fisher’s other AMGA-related offices include Secretary/Treasurer of the American Medical Group Foundation, Treasurer of the American Medical Group Association Political Action Committee, and President and Chief Executive Officer of the American Medical Group Corporation. Prior to joining the AMGA, Dr. Fisher served as the Executive Director of the American Academy of Physician Assistants in Alexandria, Virginia. Dr. Fisher serves on the boards of directors for the Disease Management Association of America, the Council of Accountable Physician Practices and

Name (Age)	Director Since (1)	Principal Occupation During Past Five Years

the American International Health Alliance. Dr. Fisher earned a BS degree from Millsaps College, MS and PhD degrees from the University of Mississippi School of Medicine, and completed the Group Practice Executive Manager’s Institute at the Wharton School of Business. Dr. Fisher resides in Alexandria, Virginia. He serves on the nominating committee. Through over 31 years of experience with AMGA, Dr. Fisher has developed extensive executive management knowledge and leadership skills that provide the board of directors with a unique perspective on corporate governance and corporate strategy.

D. Mark Lowers (53)	2010

Mr. Lowers is a resident of Round Hill, Virginia and, since 2004, has served as President and Chief Executive Officer of Lowers & Associates, LLC, an international risk management, risk mitigation and loss prevention firm that provides services to insurance companies, banks and other financial institutions. Mr. Lowers also is an owner and director of Proforma Screening Services, a company that provides pre-employment background screening services. Mr. Lowers has over 25 years of experience administering risk management functions including risk assessments, risk mitigation techniques, audits and compliance programs. Mr. Lowers is actively involved in the Loudoun County, Virginia community and currently serves on the board of directors of INOVA Health System. Mr. Lowers served as the Chairman of the board of directors of Loudoun Healthcare, Inc. from 1998 through 2009, and as a director of Loudoun Healthcare, Inc. starting in 1994. He chairs the compensation committee and serves on the nominating committee. Mr. Lowers brings significant risk management expertise and substantial information technology, leadership and corporate governance experience to Alliance. These skills will assist the board of directors in managing Alliance’s organizational and operational risks.

J. Eric Wagoner (60)	2010

Mr. Wagoner is a resident of Darien, Connecticut and has served as a Managing Director, and Head of the High-Yield & Distressed Securities division of, Source Capital Group since 1995. Mr. Wagoner has over 35 years of investment securities experience and has developed specialized expertise in high yield and distressed debt instruments. Over the years, Mr. Wagoner has served on a variety of creditor committees for high profile commercial bankruptcies. Mr. Wagoner holds NASD Series 7, 24 and 63 licenses. Mr. Wagoner serves as a member of the board of directors of Argus Research Group, a leading independent equity research firm, and is a member of the Board of Visitors at Wake Forest University. Mr. Wagoner’s strong understanding of financial markets, investment securities and market analytics will assist the board of directors in monitoring and managing risks associated with the investments and funding positions of Alliance and Alliance Bank. Mr. Wagoner serves on the nominating and audit committees.

Name (Age)	Director Since (1)	Principal Occupation During Past Five Years

Robert G. Weyers (75)	1996

Mr. Weyers is the former owner and former President of KBR Corporation, a commercial and industrial renovation company doing business in the Washington, D.C. metropolitan area, which he sold in 2003. He serves on the nominating, compensation and audit committees. Mr. Weyers resides in Fairfax Station, Virginia. Through managing KBR Corporation, Mr. Weyers has developed extensive executive management and entrepreneurial experience that contributes to the board’s strategic business analysis and decision-making.

Class B Directors (Serving Until the 2013 Annual Meeting)

Oliver T. Carr, III (46)	2007

Mr. Carr has served as President and Chief Executive Officer of Carr Properties, which is the operating group owned by the Commingled Pension Trust Fund of JPMorgan Chase Bank, N.A. since 2007. Carr Properties manages 3.6 million net rental square feet of commercial office properties in the Washington, D.C. metropolitan area. Mr. Carr was also the founder, President and Chief Executive Officer of Columbia Equity Trust, a publicly traded REIT, and served as Chairman of the board of directors from 2005 to 2007. Mr. Carr has a long history of community service in the Washington, D.C. metropolitan area. He holds a masters degree in real estate development from MIT and a bachelors degree from Trinity College and resides in Potomac, Maryland. He serves on the nominating and compensation committees. As a result of Mr. Carr’s extensive real estate and business experience, Mr. Carr provides the board of directors with invaluable insights on local business and commercial property trends. Mr. Carr also leverages his management experience to enhance the board of directors’ decision-making and oversight processes.

William E. Doyle, Jr. (58)	2010

Mr. Doyle became the President and Chief Executive Officer of Alliance and Alliance Bank in May 2010, after serving as Interim President and Chief Executive Officer of Alliance and Alliance Bank since January 2010. Mr. Doyle served as President, Chief Executive Officer and an organizing director of Monument Financial Services, LLC from 2008 through 2009, where he led an organizing group in efforts to form a new community bank in the Richmond, Virginia area. Mr. Doyle also served as President, Chief Executive Officer and an organizing director of Frontier Community Bank (In Organization) in Augusta County, Virginia during 2006 and 2007, as Interim President, Chief Executive Officer and as a director of Citizens Bancorp of Virginia, Inc. in 2004 and 2005, and as President, Chief Executive Officer and director of Guaranty Financial Corporation and Guaranty Bank from 2001 to 2004. Prior to 2001, Mr. Doyle served as Senior Vice President of Retail Banking and Mortgage Banking of the

Name (Age)	Director Since (1)	Principal Occupation During Past Five Years

Middleburg Bank and as Corporate Senior Vice President and Director of Marketing of the Consumer Finance Group of Crestar Bank. Mr. Doyle presently serves on the board of directors of the Virginia Bankers Association Management Services Corporation. He has previously served on the boards of directors of the Virginia Bankers Association Benefits Corporation and Bankers Insurance LLC. Mr. Doyle holds a Masters degree in Business Administration from Duke University and earned a Bachelor of Science in Business Administration degree from Old Dominion University. Drawing from his extensive banking and bank organization experience, Mr. Doyle brings comprehensive knowledge of banking operations and the regulation of depositary institutions to the board of directors. Mr. Doyle also contributes his significant corporate governance experience which he has developed serving both banking and nonprofit organizations.

William M. Drohan (57)	1997

Mr. Drohan is a resident of Great Falls, Virginia, and is the President of the Drohan Management Group, an association management and consulting firm. Mr. Drohan served as Chairman of the board of directors from 2009 to 2011 and currently serves as Vice-Chairman of the board of directors. In addition, he serves on the audit and nominating committees. Mr. Drohan formerly served as Executive Director of the National Association of State Credit Union Supervisors. He also serves on the board of directors of the Consultants Section of American Society of Association Executives and formerly served on the Board of Advisors to the George Washington University School of Business. Mr. Drohan holds BS and MBA degrees. Mr. Drohan has an extensive understanding of the financial services industry and provides the board of directors key insights for assessing and managing risks and formulating corporate strategy. Mr. Drohan’s consulting experience offers the board of directors unique and valuable analytical and problem-solving techniques.

The board of directors is not aware of any involvement in legal proceedings that would be material to an evaluation of the ability or integrity of any director or director nominee named above; nor is the board of directors aware of any family relationship between any director, director nominee or executive officer. Unless authority for the Class C nominees and the Class B nominee named above is withheld, the shares represented by properly submitted proxies will be voted FOR the election of the Class C nominees and the Class B nominee.

The board of directors recommends that shareholders vote “FOR” election of the above nominees.

Director Independence

The board of directors is comprised of a majority of “independent” directors, as defined by the listing standards of the NASDAQ Stock Market, or “Nasdaq,” as currently in effect and applicable to Alliance. Independent directors do not receive consulting, legal or other fees from Alliance or Alliance Bank, other than board and committee compensation. Although companies affiliated with certain of these directors provide goods and services to Alliance and Alliance Bank, the board of directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with Alliance or Alliance Bank that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The board of directors has determined that all current directors and director nominees are independent with the exception of Mr. Doyle. In determining each director’s and director nominee’s independence, the board considered the fact that Carr Properties, of which Mr. Carr serves as President and Chief Executive Officer, leases the corporate headquarters to Alliance under a lease that expires in July 2016, but determined that this relationship does not interfere with Mr. Carr’s ability to exercise independent judgment as a director of Alliance, and also considered the fact that Lowers & Associates, LLC, of which Mr. Lowers serves as President and Chief Executive Officer, and Proforma Screening Services, of which Mr. Lowers is an owner and director, periodically provide information technology risk management and pre-employment background screening services, respectively, to Alliance Bank, but determined that these relationships do not interfere with Mr. Lowers’ ability to exercise independent judgment as a director of Alliance. In addition, the board of directors determined that Messrs. McMinn and Webb, each of whom also served as directors of Alliance during 2010 and, in the case of Mr. McMinn, a portion of 2011, were independent during such service as directors.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the board of directors are not held by the same person. Alliance separates the roles of Chief Executive Officer and Chairman of the board of directors in recognition of the differences between the two roles. As President and Chief Executive Officer of Alliance and Alliance Bank, Mr. Doyle provides company-specific experience and expertise in his role, while Dr. Fisher, as the independent Chairman of the board of directors, contributes experience, oversight, and expertise from outside the organization. The Chief Executive Officer is responsible for determining Alliance’s strategic direction and providing day-to-day leadership, while the Chairman of the board of directors leads the board in its fundamental role of providing advice to, and independent oversight of, management and presides over meetings of the board. The board believes that separating the positions and having an independent director serve as Chairman of the board of directors is the appropriate leadership structure for Alliance at this time, given the characteristics and circumstances of the company, and demonstrates Alliance’s commitment to good corporate governance. In addition, the board believes this structure provides the appropriate balance between strategy development and independent oversight of management. The board of directors periodically reviews Alliance’s board leadership structure to ensure that it remains the most appropriate structure for Alliance and its shareholders.

Board Role in Oversight of Risk

The board of directors has an active role, as a whole and at the committee level, in overseeing management’s ability to identify, measure, monitor and control risk. The board and/or various committees regularly review information about credit, interest rate, liquidity, operational, regulatory and reputational risks. The board believes that its leadership structure allows the directors to provide effective oversight of risk management by receiving reports prepared by individuals responsible for risk management within the organization. In addition, at each board meeting and as circumstances warrant, the management team and/or committee chairmen advise the board of directors regarding developments in Alliance’s significant areas of risks and the measures taken or recommended to address those risks. The board believes this leadership structure promotes effective oversight of risk management because the directors, led by an independent Chairman of the board of directors, are provided with the information necessary to evaluate Alliance’s significant risks and measures for addressing them and are able to coordinate the risk oversight role through the management team and the relevant committees.

Meetings and Committees of the Board of Directors

During 2010, the board of directors held eleven meetings. Each director attended at least 75% of all meetings of the board of directors and committees on which he or she served, except for Messrs. Lowers and Webb.

Alliance has not adopted a formal policy on board of directors members’ attendance at the annual meetings of shareholders, although all board of directors members are invited and encouraged to attend and, historically, most have done so. Seven of the eight then-serving directors, plus all three of the new director nominees, attended the 2010 Annual Meeting of Shareholders.

The board of directors has separately designated standing audit, compensation and nominating committees. Each of these committees operates pursuant to a written committee charter that has been adopted by the board of directors and is reviewed periodically by the committee for changes to recommend to the board of directors for approval. These charters are posted on Alliance’s website at http://www.alliancebankva.com under “Corporate Governance.”

Audit Committee. During 2010, Messrs. Drohan, McMinn, Wagoner and Weyers, Dr. Fisher and Ms. Moy, each of whom satisfied the independence and financial literacy requirements for audit committee members under the Nasdaq listing standards and applicable SEC regulations, served on the audit committee. The current members of the audit committee are Ms. Moy (Chair) and Messrs. Drohan, Kovarik, Wagoner and Weyers, each of whom satisfies the independence and financial literacy requirements for audit committee members under Nasdaq listing standards and applicable SEC regulations. In addition, at least one member of the audit committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The board of directors has also determined that each of Mr. Kovarik and Ms. Moy, chairperson of the audit committee, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The audit committee assists the board of directors in its oversight duties with respect to financial reporting, internal controls, the internal and external audit functions and other matters relating to corporate governance. The audit committee is responsible for the appointment, compensation, and oversight of the work of Alliance’s independent accountants. The committee also reviews on a regular basis the work of Alliance’s internal audit program. The audit committee met four times during 2010. Additional audit discussions occurred as an agenda item at several regularly scheduled meetings of the board.

Compensation Committee. During 2010, Messrs. Carr, Lowers, McMinn, Webb and Weyers, Dr. Fisher and Ms. Moy, each of whom was independent under the Nasdaq listing standards, served on the compensation committee. The current members of the compensation committee are Messrs. Lowers (Chair), Carr and Weyers, each of whom is independent under the Nasdaq listing standards. The compensation committee recommends the level of compensation of each senior officer of Alliance and Alliance Bank, the granting of stock options, employment agreements and other employee remuneration plans for approval by the full board of directors. The compensation committee met two times during 2010.

Nominating Committee. During 2010, Messrs. Carr, Drohan, Grant, Kovarik, Lowers, McMinn, Wagoner, Webb and Weyers, Dr. Fisher and Ms. Moy, each of whom was independent under the Nasdaq listing standards, served on the nominating committee. The current members of the nominating committee are Dr. Fisher (Chair), Messrs. Carr, Drohan, Grant, Kovarik, Lowers, Wagoner and Weyers and Ms. Moy, each of whom is independent under the Nasdaq listing standards. The nominating committee is responsible for making recommendations to the full board of directors regarding nominations of individuals for election to the board of directors. The nominating committee met two times during 2010.

Qualifications for consideration as a nominee of the board of directors may vary according to the particular areas of expertise being sought as a complement to the existing composition of the board of directors. However, in making its nomination determinations, the nominating committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Alliance, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual. The committee does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions. The board of directors believes that each nominee and continuing director has sufficient time available to devote to company matters and appropriately complements the existing composition of the board of directors. In addition, the specific experience, qualifications, attributes and skills that led the board of directors to conclude that each person should serve as a director of Alliance is presented above under Proposal One — Election of Directors.

Although the nominating committee charter does not set forth a formal policy regarding diversity, the nominating committee considers many factors in determining the selection criteria for directors, including consideration of how a candidate’s experience and background relate to the board of directors as a whole to ensure an appropriately diverse set of viewpoints and perspectives that reflects the needs of the board of directors at that time. The board of directors and the nominating committee periodically review the composition of the board of directors, including the diversity of viewpoints, perspectives and expertise offered by the current directors. Since May 2010, Alliance has expanded the board of directors and added new members in order to add additional perspectives and expertise to the board of directors.

Although the nominating committee has no formal policy with regard to the consideration of director candidates recommended by shareholders, the committee will consider candidates for directors proposed by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Secretary of Alliance at Alliance’s principal office in Chantilly, Virginia, and must be received by December 1, 2011 in order to be considered by the nominating committee for the next annual election of Alliance directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the committee.

In addition, any shareholder entitled to vote in the election of directors generally may directly nominate one or more persons for election as director(s) at an annual meeting if notice of the nomination is given in advance in writing and complies with the requirements of the SEC’s rules and regulations. Notice of a shareholder nomination should set forth (1) the name and address, as they appear on Alliance’s books, of the shareholder nominating the candidate; (2) the number of shares of Alliance’s common stock beneficially owned by the shareholder; (3) the name, age, business address, and residence address of the nominee; (4) the principal occupation or employment of the nominee; (5) the number of shares of Alliance’s common stock beneficially owned by the nominee, if any; (6) a description of all arrangements or understandings between the shareholder and the nominee and any other persons pursuant to which the shareholder is making the nomination; and (7) any other information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required pursuant to Regulation 14A under the Exchange Act relating to any person that the shareholder proposes to nominate for election as a director, including the nominee’s written consent to serving as a director if elected. Notice of any such shareholder nominations must be received by the Secretary of Alliance at Alliance’s principal office in Chantilly, Virginia on or before February 25, 2012 for the next annual election of Alliance directors.

Shareholder Communications with the Board of Directors

Shareholders who wish to contact the board of directors or any of its members may do so by addressing their written correspondence to Board of Directors, Alliance Bankshares Corporation, 14200 Park Meadow Drive, Suite 200S, Chantilly, Virginia 20151. Correspondence directed to an individual member of the board of directors will be referred if appropriate to that member. Correspondence not directed to a particular member of the board of directors will be referred if appropriate to the Chairman of the board of directors.

Code of Ethics

Alliance has adopted a code of ethics that applies to its directors, executives and employees including the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. This code is posted on the homepage of Alliance’s website at http://www.alliancebankva.com under “Code of Ethics.” Alliance will provide a copy of the code to any person without charge upon written request to Alliance Bankshares Corporation, c/o Secretary, 14200 Park Meadow Drive, Suite 200S, Chantilly, Virginia 20151. Alliance intends to provide any required disclosure of any amendment to or waiver from the code that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on http://www.alliancebankva.com under “Code of Ethics” promptly following the amendment or waiver. Alliance may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the SEC either in addition to or in lieu of the website disclosure. The information contained on or connected to Alliance’s internet website is not incorporated by reference in this proxy statement and should not be considered part of this or any other report that Alliance files or furnishes to the SEC.

DIRECTOR COMPENSATION

The compensation committee annually recommends to the full board of directors the compensation to be paid to Alliance’s non-employee directors. Employee directors do not receive additional compensation for their service on the board of directors.

During 2010, each non-employee director received an annual retainer of $7,650, with the Chairman of the board of directors receiving an additional annual retainer of $7,650 and the Chairman of each of the audit committee, loan committee, ALCO committee (which is no longer a board committee in 2011) and compensation committee receiving an additional annual retainer of $2,975. The annual retainer fees are paid on an annual basis in January of the year to which the fee is applicable. Each non-employee director also received a monthly fee of $850.

In light of the economic conditions and corporate performance the board of directors decided to reduce the annual retainer and monthly compensation for 2010 to a level which represents 85% of the director compensation paid during 2009. Directors are receiving the same reduced level of annual retainer and monthly compensation for 2011 as in 2010.

Each non-employee director is also eligible to receive non-qualified stock option awards pursuant to the Alliance Bankshares Corporation 2007 Incentive Stock Plan in the discretion of the Compensation Committee. No stock options were granted to the non-employee directors during 2010.

Director Compensation Table for 2010 (1)

The following table provides compensation information for 2010, for each member of the board of directors.

Name (2)	Fees Earned or Paid in Cash ($)	Option Awards (3) ($)	All Other Compensation ($)	Total ($)
Oliver T. Carr, III	$18,000	$--	$--	$18,000
William M. Drohan	$25,650	$--	$--	$25,650
Donald W. Fisher, PhD	$18,000	$--	$--	$18,000
Lawrence N. Grant	$18,000	$--	$--	$18,000
D. Mark Lowers	$8,925	$--	$--	$8,925
Douglas W. McMinn (4)	$8,925	$--	$--	$8,925
Serina Moy	$20,975	$--	$--	$20,975
J. Eric Wagoner	$8,925	$--	$--	$8,925
George S. Webb (5)	$20,975	$--	$--	$20,975
Robert G. Weyers	$20,975	$--	$--	$20,975
William E. Doyle, Jr. Employee Director	Not eligible for compensation as a director.

Thomas A. Young, Jr. Former Employee Director (6)	Not eligible for compensation as a director.

(1)

Alliance’s non-employee directors are not eligible for non-equity incentive compensation, pension plan benefits or deferred compensation. As a result there is no reported compensation for “non-equity incentive plan compensation” or “nonqualified deferred compensation earnings.”

(2)	Mr. Robert C. Kovarik joined the board of directors on February 1, 2011, and thus did not receive any compensation for serving as a director during 2010.

(3)

No options were granted to any of the non-employee directors during 2010. As of December 31, 2010, the non-employee directors held the following options to purchase shares of common stock: Mr. Carr: 12,500, of which 7,500 were vested; Mr. Drohan: 18,541, of which 16,541 were vested; Dr. Fisher: none; Mr. Grant: 18,541, of which 16,541 were vested; Mr. Kovarik: none; Mr. Lowers: none; Mr. McMinn: none; Ms. Moy: 18,541, of which 16,541 were vested; Mr. Wagoner: none; and Mr. Weyers: 18,541, of which 16,541 were vested.

(4)	Mr. McMinn resigned as a director of Alliance effective June 30, 2011.

(5)	Mr. Webb retired as a director of Alliance effective December 15, 2010.

(6)	Effective January 29, 2010, Mr. Young no longer serves as a director of Alliance.

Interest of Management in Certain Transactions

Alliance Bank grants loans and letters of credit to its executive officers, directors and their affiliated entities. These loans are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amount of such loans outstanding at December 31, 2010 and 2009 was approximately $2.3 million and $2.5 million, respectively. During 2010, new loans and line of credit advances to such related parties amounted to $150 thousand in the aggregate and payments amounted to $360 thousand in the aggregate.

Alliance Bank also maintains deposit accounts with some of its executive officers, directors and their affiliated entities. The aggregate amount of these deposit accounts at December 31, 2010 and 2009 amounted to $1.1 million and $2.1 million, respectively.

Effective January 26, 2011, Alliance, Alliance Bank and former Executive Vice President Frank H. Grace, III settled a lawsuit brought by Mr. Grace with respect to his resignation of employment and other transactions with Alliance Bank. See note 7 on page 31 for a discussion of the terms of the settlement.

Under Alliance’s Code of Ethics, all directors and employees (including the executive officers) are prohibited from having any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of Alliance. Alliance’s President, Chief Financial Officer and Chairman of the audit committee are the Compliance Officers as identified in the Code of Ethics and are responsible for overseeing compliance with the Code of Ethics. These kinds of transactions are sometimes referred to as “related person transactions.”

In addition, the audit committee is responsible for reviewing, approving and/or ratifying all related person transactions, other than related person transactions with respect to routine banking matters, which are reviewed in accordance with Regulation O and are not reviewed by the audit committee. The audit committee’s decision whether or not to approve or ratify a related person transaction will be made in light of the committee’s determination as to whether the transaction is or is not in the best interests of Alliance. Where such transactions involve a director, the committee may also take into account the effect of the transaction on the director’s status as an independent member of the board of directors and eligibility to serve on committees of the board of directors under SEC and Nasdaq rules and regulations.

The term “related person” generally means any of Alliance’s directors or executive officers, nominees for director, persons known to own 5% or more of Alliance’s common stock, and any member of the “immediate family” of such person.

A “related person transaction” is generally an existing or proposed transaction in which Alliance was or is to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by Alliance to its executive officers or directors; or

•	a transaction if the interest of the related person arises solely from the ownership of Alliance’s common stock and all shareholders receive the same benefit on a pro-rata basis.

Executive Officers

The paragraphs below present information about each executive officer of Alliance, except Mr. Doyle, President and Chief Executive Officer. Information regarding Mr. Doyle, President and Chief Executive Officer, is presented above under Proposal One -- Election of Directors.

Craig W. Sacknoff (61), is an Executive Vice President and a Senior Relationship Manager in commercial banking. He has worked for Alliance Bank since July 1998. He became a Senior Vice President of Alliance Bank when it opened in November 1998 and of Alliance when it was formed in May 2002 and served in that capacity until his promotion in 2007. Mr. Sacknoff served as Vice President/Commercial Lending of Patriot National Bank from 1991 to 1998. Mr. Sacknoff has over 39 years of experience in banking including commercial, real estate, construction, mortgage and retail positions.

George F. Cave (54), is an Executive Vice President and the Chief Lending Officer. He joined Alliance and Alliance Bank in November 2010 as its Head of Commercial Banking. Prior to joining Alliance, Mr. Cave served as Senior Vice President, Credit Advisor, Family Office Credit Solutions for SunTrust Bank since July 2008 and, prior to that, served as Senior Vice President and Manager, Private Wealth Management Credit Advisory Services from 2002 to 2008. Mr. Cave has over 30 years of commercial banking and lending experience including 25 years in the Washington, D.C. metropolitan area serving in a variety of banking leadership roles for SunTrust Bank from 1986-2010 and prior to that as a Vice President with United Virginia Bank (later Crestar Bank and now SunTrust Bank) from 1982-1985. In addition, he is active in a number of community leadership roles including having served on the boards and executive committees, as well as serving as chairman of the board of directors, of both the Alexandria and Fairfax County Chambers of Commerce. He has also served on the boards for the Alexandria Hospital and the American Heart Association (Greater Washington Regional Board). Mr. Cave is also an Accredited Wealth Management Advisor.

Jean S. Houpert (46), serves as Senior Vice President and Interim Chief Financial Officer. She has served as Senior Vice President and Accounting Director of Alliance Bank since December 2009 and joined Alliance Bank as Accounting Director in October 2008. As Accounting Director, Ms. Houpert is responsible for general oversight of the accounting and financial reporting functions, and actively contributes to oversight and management of Alliance Bank’s operations and to Alliance Bank’s planning and budgeting processes. Before serving as Accounting Director for Alliance Bank, Ms. Houpert served as Vice President and Controller of

Millennium Bank, N.A. in Sterling, Virginia from 2004 to 2006. As Vice President and Controller at Millennium Bank, Ms. Houpert was responsible for general oversight of the bank’s accounting function, including responsibility for preparing (i) consolidated financial statements for the holding company, bank and subsidiaries, (ii) call reports and other regulatory reports for the bank and (iii) SEC filings for the bank’s holding company. Before joining Millennium Bank, N.A., Ms. Houpert served as Quality Control Officer at 1st Service Bank in McLean, Virginia from 2003 to 2004 and was a member of audit and advisory engagement teams at Grant Thornton LLP from 1997 to 1999 and from 2000 to 2002, with a final position of Supervising Senior Accountant in Grant Thornton’s Vienna, Virginia office. Ms. Houpert earned a bachelor of business administration from Temple University, graduating cum laude.

EXECUTIVE COMPENSATION

In this discussion, we give an overview and analysis of our compensation program and policies. Included in this discussion are certain tables containing specific information about the compensation earned or paid in 2009 and 2010 to the following named executive officers: (i) the individuals who served as Chief Executive Officer of Alliance during 2010, (ii) the individual who served as Chief Financial Officer during 2010, (iii) the next two most highly compensated executive officers of Alliance who received total compensation of $100,000 or more during the fiscal year ended December 31, 2010, and (iv) one former executive officer who would have been included in (iii) if he had been employed by Alliance at the end of the fiscal year. No other executive officer of Alliance earned total compensation in excess of $100,000 for the fiscal year ended December 31, 2010.

During 2010, Thomas A. Young, Jr. served as President and Chief Executive Officer of Alliance from the beginning of the year until January 29, 2010. Mr. Doyle served as Interim President and Chief Executive Officer beginning on January 28, 2010, and was appointed President and Chief Executive Officer of Alliance and Alliance Bank effective May 4, 2010. References in the following discussion to actions of the Chief Executive Officer during 2010 were performed by Mr. Young and by Mr. Doyle, in the time frames referenced immediately above.

Compensation Objectives

The primary objective of the compensation committee of the board of directors with respect to executive compensation is to evaluate and reward senior executives for performance consistent with improving long-term shareholder value. The committee evaluates each executive’s individual performance along with his contribution to the overall organization. The Chief Executive Officer provides specific information to the committee relative to the performance of the other members of the senior management team. The committee considers any recommendations by the Chief Executive Officer; however, the committee determines final compensation for all executives. The core compensation philosophy maintained by the committee and the full board of directors is a reward system for achievement. Executives that achieve individual goals are eligible for certain financial rewards. Corporate achievement of organizational goals such as profitability, growth and market expansion warrant additional rewards.

Compensation Components and Committee Process

The key components of our executive compensation program consist of base salary, annual cash bonus program, stock option awards, perquisites and employee benefits.

The compensation committee recommends the level of compensation for each executive officer of Alliance and Alliance Bank and the granting of stock options, employment agreements and other remuneration plans for approval by the board of directors. The compensation committee is supported by members of management (Human Resources Director, Chief Financial Officer and Chief Executive Officer). These executive officers provide supporting information requested by the compensation committee. The Chief Executive Officer regularly attends the compensation committee meetings as an invited attendee. The Chief Executive Officer is always excused from the compensation committee meetings when his compensation or employment is discussed.

Role of Compensation Consultant

During 2010, the compensation committee and management engaged the consulting services of Titan Group, LLC, or “Titan,” to review compensation structures (including reviews of salary grades and incentive compensation) and compensation ranges for employees of Alliance. Although the consulting services rendered by Titan primarily focused on compensation of Alliance’s non-executive employees, Titan analyzed and issued recommendations on compensation structures and ranges for Alliance’s executive officers other than the President and Chief Executive Officer and the Chief Financial Officer. In early 2011, the compensation committee and management considered Titan’s recommendations during certain compensation reviews of non-executive employees and the executive officers.

Base Salary

The compensation committee believes that base salary for senior executive officers should be targeted at market competitive levels. Base salaries are reviewed annually and adjusted from time to time, based on our review of market data and assessment of Alliance’s and individual senior executive performance. In light of Alliance’s performance and the difficult conditions in the financial services industry during 2009, the compensation committee determined not to award any raises to the executive officers for 2009 or 2010. The base salaries of the named executive officers during 2008, 2009 and 2010 were as follows: Mr. Young $291,500, Mr. Harbolick $190,800, Mr. Grace $195,517, Mr. Sacknoff $172,963 and Mr. McKenney $139,120. In connection with his hiring as Interim President and Chief Executive Officer, Mr. Doyle’s monthly salary equated to an annual base salary of $291,500. In connection with his hiring as President and Chief Executive Officer, his annual base salary was established at $299,500 in 2010.

In recognition of the fact that they had not received base salary increases since 2007, and their respective contributions and performance, effective March 7, 2011, the compensation committee increased the base salaries for the named executive officers as follows: Mr. Harbolick $200,340, Mr. Sacknoff $181,600 and Mr. McKenney $146,076. The compensation committee maintained Mr. Doyle’s base salary for 2011 at $299,500.

Annual Cash Bonus Program

The goal of the annual cash program in 2010 was to align annual cash bonus incentives with organizational performance and repositioning contributions. A second portion of the annual cash bonus program was based on individual performance. The senior executives were measured on achievement of non financial, individual and department goals. In recognition of their respective contributions to the organization, repositioning and achievement of certain non financial goals, Mr. Harbolick received a cash bonus of $35,000, Mr. McKenney received a cash bonus of $25,000 and Mr. Sacknoff received a cash bonus of $10,000. Each of these bonuses was paid in 2011.

Perquisites

The compensation committee and the board of directors believe that reasonable perquisites are necessary to attract and retain talented executives. These perquisites include use of a company-provided automobile or a car allowance, grossed-up for income taxes, dining club dues, country club dues and supplemental insurance as dictated by the employment agreements. In addition, in connection with his service as Interim President and Chief Executive Officer, Mr. Doyle was provided with three months of temporary housing reimbursements and reimbursement of mileage for travel between Charlottesville and Alliance’s headquarters, with housing costs grossed up for taxes, under his interim employment agreement and in connection with his relocation from Charlottesville, Virginia upon becoming President and Chief Executive Officer, Mr. Doyle was provided with six months of temporary housing reimbursements, with housing costs grossed-up for income taxes, and is entitled to reimbursement of moving expenses under his employment agreement.

General Employee Benefits

Alliance offers competitive health, dental, disability and life insurance for all employees. The senior executives are eligible to participate in all of the above programs. In addition, the senior executives are eligible to receive matching 401(k) plan contributions on the same basis as other employees.

Summary Compensation Table for 2010 (1)

The following table sets forth the compensation paid to or earned by Alliance’s named executive officers for 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus (2) ($)	Option Awards (3) ($)	All Other Compensation ($)	Total ($)
William E. Doyle, Jr.(4) President and CEO	2010	$268,543	$--	$62,000	$36,720(5)	$367,263

Craig W. Sacknoff Executive Vice President	2010	$176,895	$10,000	$--	$9,723(6)	$196,618
	2009	$172,963	$--	$--	$10,904	$183,867
Former Officers

Thomas A. Young, Jr. (7) Former President and CEO	2010	$24,292	$--	$--	$388,852(8)	$413,144
	2009	$291,500	$--	$--	$26,589	$318,089
Paul M. Harbolick, Jr. (9) Former Executive Vice President and CFO	2010	$196,262	$35,000	$--	$10,885(10)	$242,147
	2009	$190,800	$--	$--	$11,022	$201,822
Frank H. Grace, III (11) Former Executive Vice President	2010	$157,880	$--	$--	$224,571(12)	$382,451
	2009	$195,517	$10,000	$--	$20,428	$225,945
John B. McKenney, III (13) Former Senior Vice President and CCO	2010	$133,305	$25,000	$--	$ -- (14)	$158,305
	2009	$139,120	$--	$--	$--	$139,120

(1)

Alliance’s named executive officers are not eligible for non-equity incentive compensation, pension plan benefits or deferred compensation. As a result, there is no reported compensation for “non-equity incentive plan compensation” or “nonqualified deferred compensation earnings.”

(2)	Reflects amounts earned under the Annual Cash Bonus Plan. Annual cash bonus awards are paid in the year following the performance year in which they are earned.

(3)

The amount in this column reflects the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of options awarded to Mr. Doyle during 2010 under the 2007 Incentive Stock Plan pursuant to the terms of his employment agreement. Assumptions used in the calculation of this amount are included in Note 23 to Alliance’s audited financial statements included in Alliance’s Form 10-K for the fiscal year ended December 31, 2010. No options were granted to any other named executive officer during 2010 or to any named executive officer during 2009.

(4)

Mr. Doyle was appointed as Interim President and Chief Executive Officer effective January 28, 2010, and President and Chief Executive Officer effective May 4, 2010. Accordingly, no compensation information is presented for 2009.

(5)

Represents $1,320 in reimbursement of mileage during his service as Interim President and Chief Executive Officer, $22,581 in reimbursement of rent and related utilities for temporary housing during his service as Interim President and Chief Executive Officer and as President and Chief Executive Officer, $3,787 in automobile expenses (15) during his service as President and Chief Executive Officer, representing Mr. Doyle’s 35% use of the automobile for personal rather than business use, and $9,032 in tax gross-ups related to the commuting/temporary housing expenses.

(6)	Represents $8,808 in automobile expenses (15), $133 in 401(k) plan matching contributions and $782 in tax gross-ups related to the automobile expenses.

(7)	Effective January 29, 2010, Mr. Young no longer serves as President and Chief Executive Officer of Alliance and Alliance Bank.

(8)	Represents $185 in club dues and $388,667 in severance for sixteen months of continued base salary payments in accordance with Mr. Young’s employment agreement.

(9)	Mr. Harbolick resigned as Executive Vice President and Chief Financial Officer effective May 18, 2011.

(10)	Represents $4,200 in automobile expenses (15), $6,204 in club dues, $185 in 401(k) plan matching contributions and $296 in tax gross-ups related to the automobile expenses.

(11)	Mr. Grace resigned as Executive Vice President of Alliance Bank effective October 12, 2010.

(12)

Represents $1,925 in club dues related to Mr. Grace’s golf club membership, $208 in supplemental insurance, and $122,188 in severance, $95,000 in cancellation of a note and $5,250 in reimbursement of tax penalties and interest associated with a 401(k) plan loan, in connection with the settlement of his lawsuit with respect to his resignation and other transactions, as more fully described in note 7 on page 31.

(13)	Mr. McKenney retired as Senior Vice President and Chief Credit Officer effective May 6, 2011.

(14)	Mr. McKenney did not receive any perquisites in 2010 or 2009.

(15)

Automobile expenses reflect either the amount of the automobile allowance provided to the named executive officer or the aggregate incremental cost to Alliance of providing an automobile to the named executive officer. The aggregate incremental cost to Alliance of a named executive officer’s use of a company-provided automobile was determined based upon the vehicle’s lease cost or Alliance’s cost to own and operate the automobile (depreciation, insurance, taxes, maintenance and fuel) in the case of an automobile that Alliance owns.

Stock Option Awards

The compensation committee, the board of directors and senior management believe aligning the long-term interests of key employees, directors and senior management with shareholders is a key ingredient in the formula for organizational success. Over the years the board of directors and/or the compensation committee have granted stock option awards under the 1999 Stock Option Plan and the 2007 Incentive Stock Plan to align the long-term interests of key employees, directors and senior management with shareholders. The compensation committee has also delegated to the President and Chief Executive Officer authority to issue stock option awards to non-senior manager employees of Alliance to align their respective interests with shareholders. The Chief

Executive Officer may grant options to employees as necessary to recruit potential employees or to retain existing employees. Although the Chief Executive Officer has authority to grant the options as necessary, grants of more than 10,000 options are reviewed with the compensation committee prior to the grant issuance.

Stock option awards have traditionally been granted to employees with terms of ten years and a vesting schedule of four years. The typical vesting schedule is 15% vesting after the first year, 20% vesting after the second year, 25% vesting after the third year and the final 40% vesting after the fourth year. Stock option awards are granted at fair market value on the date of grant, which has been determined by the compensation committee as the closing market price on the date of grant. With the exception of option awards granted to new hires and any stock options granted to non-senior manager employees by the Chief Executive Officer, stock option grants by the compensation committee have traditionally been made at the committee’s periodic meetings. The committee’s schedule is determined in advance, and the proximity of any equity awards to the release of earnings announcements or other material news events is coincidental.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information with respect to outstanding option awards held by the named executive officers at December 31, 2010. Alliance has not issued any restricted stock.

Name	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)
William E. Doyle, Jr.(2)	--	50,000	$2.84	5/27/2020

Craig W. Sacknoff (3)	8,625	--	$4.64	6/26/2012
	17,250	--	$9.66	5/28/2013
	2,588	--	$6.48	1/31/2013
	21,275	--	$16.49	1/2/2014
	4,600	--	$14.00	12/30/2015
	4,200	2,800	$15.38	3/26/2017
	7,500	5,000	$9.80	9/26/2017
Former Officers

Thomas A. Young, Jr. (4)	--	--	--	--

Paul M. Harbolick, Jr. (5)	10,350	--	$4.25	3/29/2011
	8,625	--	$4.64	6/26/2012
	17,250	--	$9.66	5/28/2013
	2,588	--	$6.48	1/31/2013
	27,600	--	$16.49	1/2/2014
	9,200	--	$14.00	12/30/2015
	4,200	2,800	$15.38	3/26/2017
	7,500	5,000	$9.80	9/26/2017
Frank H. Grace, III (6)	17,250	--	$9.66	5/28/2013
	3,450	--	$13.16	8/29/2013

Name	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)
	21,275	--	$16.49	1/2/2014
	4,600	--	$14.00	12/30/2015
	4,200	--	$15.38	3/26/2017
	7,500	--	$9.80	9/26/2017
John B. McKenney, III (7)	11,500	--	$16.13	2/24/2014
	5,750	--	$13.07	1/4/2015
	7,475	--	$14.00	12/30/2015
	4,200	2,800	$15.38	3/26/2017
	7,500	5,000	$9.80	9/26/2017

(1)

Each of these options expires ten years after the date of grant. The unexercisable options vest on a four year schedule from the date of grant, 15% vesting after first year, 20% after the second year, 25% after the third year and the remaining 40% after the fourth year.

(2)

Mr. Doyle’s listed unexercisable options as of December 31, 2010 are scheduled to vest and become exercisable as follows: 7,500 on May 28, 2011; 10,000 on May 28, 2012; 12,500 on May 28, 2013; and 20,000 on May 28, 2014.

(3)	Mr. Sacknoff’s listed unexercisable options as of December 31, 2010 are scheduled to vest and become exercisable as follows: 2,800 on March 26, 2011, and 5,000 on September 27, 2011.

(4)	All of Mr. Young’s unexercised options terminated three months after January 29, 2010.

(5)	All of Mr. Harbolick’s unvested options terminated on May 18, 2011 and all of his unexercised vested options terminated three months after May 18, 2011.

(6)	All of Mr. Grace’s unexercised vested options terminated three months after October 12, 2010.

(7)	All of Mr. McKenney’s unvested options terminated on May 6, 2011 and all of his unexercised vested options terminated three months after May 6, 2011.

Employment and Change of Control Agreements

We have entered into employment agreements with each of the named executive officers. We believe employment agreements, including providing for reasonable severance in the event a named executive officer’s employment is terminated by us without cause, are necessary to allow us to be competitive in recruiting and retaining talented executive officers in our industry. In addition, we believe employment agreements with the named executive officers are appropriate because they clarify the terms of the executives’ employment and ensure that Alliance and its subsidiaries are protected by non-compete, non-solicitation and non-disclosure provisions in the event the executives leave the organization.

Our senior management has contributed significantly to our organization, and we believe that it is important to protect them in the event of a change of control. Further, it is Alliance’s belief that the interests of shareholders will be best served if the interests of senior executives are aligned with the interests of shareholders, and providing change of control benefits should eliminate or substantially reduce any reluctance on the part of executive officers, because of the risk of losing their employment, to pursue potential change of control transactions that may be in the best interests of shareholders. Such arrangements also should keep executive officers focused on operating the business during any period of uncertainty associated with a transaction that would result in a change of control. Each of the employment agreements for the named executive officers contains change of control provisions. Unlike the accelerated vesting of equity awards under the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, these change of control benefits have a “double trigger,” which means that the benefits under these provisions are payable only if employment is terminated after consummation of a transaction that constitutes a change of control.

William E. Doyle, Jr., President and Chief Executive Officer of Alliance and Alliance Bank, was appointed President and Chief Executive Officer of Alliance and Alliance Bank effective May 4, 2010, after serving as Interim President and Chief Executive Officer of Alliance and Alliance Bank beginning January 28, 2010. Mr. Doyle is employed under an agreement with Alliance and Alliance Bank, dated as of May 4, 2010. The agreement provides for Mr. Doyle’s employment as President and Chief Executive Officer of Alliance and Alliance Bank for an initial term through May 4, 2012. On May 4, 2012, and on each May 4 thereafter, the agreement will automatically renew for an additional one year term, unless a party provides at least 90 days’ prior notice of nonrenewal. The agreement provides for an initial annual base salary of $299,500 with an opportunity for base salary increases and bonuses at the discretion of the board of directors. Mr. Doyle’s current annual base salary is $299,500. Mr. Doyle is eligible to participate in any employee benefit plans maintained by the company for the benefit of its senior executives and for which he is or will become eligible, such as medical, dental and optical insurance, group term life insurance, long-term and short-term disability insurance, and the 401(k) retirement plan. Mr. Doyle is also provided with a company-owned automobile for business and reasonable personal use during his employment. Under the agreement, Mr. Doyle received a signing grant of 50,000 stock options pursuant to the terms of the 2007 Incentive Stock Plan. In recognition that Mr. Doyle needed to relocate his personal residence from Charlottesville, Virginia to Alliance’s geographic location, the company agreed to reimburse Mr. Doyle for the reasonable rent and utilities incurred while living in temporary housing in the vicinity of the company for up to six months, limited to a maximum of $2,300 per month, grossed up for taxes. The company also agreed to reimburse Mr. Doyle for necessary and reasonable moving costs, subject to approval by Alliance’s board of directors. If Mr. Doyle’s employment is terminated for any reason, he is entitled to payment of any vested but not yet paid benefits provided under the agreement. If Mr. Doyle’s employment is terminated by the company other than for cause (as defined in the agreement), or if Mr. Doyle resigns for good reason (as defined in the agreement), Mr. Doyle will continue to receive his then current monthly base salary for twelve months following termination, subject to reduction in the event Mr. Doyle receives other income during that period. If Mr. Doyle’s employment is terminated by the company other than for cause or if he resigns for good reason within one year after a change of control (as defined in the agreement), he will receive 2.99 times his average taxable income from the company for the five calendar years immediately preceding the calendar year of the change of control (with compensation for any partial year of employment annualized) (the five-year average taxable compensation), payable in equal monthly installments over twelve months following the date of termination, but limited to the maximum payment, or the “280G limit,” which could be made without any payment being considered an excess parachute payment under Section 280G of the Internal Revenue Code. The agreement includes noncompetition and non-solicitation provisions that are in effect during the term of the agreement and for a period of twelve months following the termination of Mr. Doyle’s employment. The agreement also provides for confidentiality obligations during and following Mr. Doyle’s employment. If Mr. Doyle dies while employed, the company will pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurs. No other termination events result in termination payments under the agreement.

Craig W. Sacknoff, Executive Vice President of Alliance Bank, is employed under an amended and restated employment agreement, originally effective March 1, 2003, and currently in effect until March 1, 2012. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the board of directors. Mr. Sacknoff’s current annual base salary is $181,600. Mr. Sacknoff is eligible for the usual and customary employee benefits from the company including life and disability insurance as provided to executive-level employees. In addition, the agreement provides that the company will lease a car for Mr. Sacknoff with a lease payment of up to $734.05 per month (as subsequently increased by the board of directors) and will pay or reimburse Mr. Sacknoff for all maintenance, insurance, fuel and taxes on such car. If Mr. Sacknoff’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Sacknoff for good reason (as defined in the agreement), Mr. Sacknoff will be entitled to continue receiving his then current monthly base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. Sacknoff’s employment is terminated by the company other than for cause or is terminated by Mr. Sacknoff for good reason, Mr. Sacknoff will receive 1.5 times his five-year average taxable compensation, payable in equal monthly installments over eighteen months. Mr. Sacknoff is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. If Mr. Sacknoff dies while employed, the company will pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurs. No other termination events result in termination payments under the agreement.

Jean S. Houpert, Senior Vice President and Interim Chief Financial Officer of Alliance and Alliance Bank, does not have a written employment agreement. Ms. Houpert’s current annual base salary is $165,000, and she is eligible to participate in the health, dental, disability, life insurance and 401(k) plans that Alliance and Alliance Bank make available to all employees.

George F. Cave, Executive Vice President of Alliance Bank, is employed under a one-year employment agreement, with a term commencing November 8, 2010, and currently in effect until November 8, 2011. The agreement provides for an automatic one-year renewal each November 8 subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the board of directors. Mr. Cave’s current annual base salary is $210,000. Mr. Cave is eligible for the usual and customary employee benefits from the company including life and disability insurance as provided to executive-level employees. In addition, the agreement provides that the company will pay to Mr. Cave a monthly automobile allowance of $750 per month, net of applicable taxes. Under the agreement, Mr. Cave received a signing bonus of $15,000, which is subject to repayment if Mr. Cave’s employment terminates for any reason prior to November 8, 2011, and a signing grant of 10,000 stock options pursuant to the terms of the 2007 Incentive Stock Plan. If Mr. Cave’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Cave for good reason (as defined in the agreement), Mr. Cave will be entitled to continue receiving his then current monthly base salary for twelve months. If within one year after a change of control (as defined in the agreement), Mr. Cave’s employment is terminated by the company other than for cause or is terminated by Mr. Cave for good reason, Mr. Cave will receive 1.5 times his five-year average taxable compensation, payable in equal monthly installments over twelve months. Additionally, Mr. Cave is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. If Mr. Cave dies while employed, the company will pay his estate within 60 days of his death all salary and accrued bonus, if any, through the end of the month during which his death occurs. No other termination events result in termination payments under the agreement.

Thomas A. Young, Jr., Former President and Chief Executive Officer of Alliance and Alliance Bank, was employed under a three-year employment agreement effective as of May 1, 2008, with an initial term ending May 1, 2011. The agreement terminated on January 29, 2010. The agreement provided for an automatic one-year renewal at the end of the initial term and each May 1 thereafter subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provided for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the board of directors. Effective as of May 1, 2008 and continuing through January 29, 2010, Mr. Young’s annual base salary was $291,500. Under the agreement, Mr. Young was eligible for the usual and customary employee benefits from the company including life and disability insurance as provided to executive-level employees, plus payment by the company of premiums on two additional life insurance policies owned by Mr. Young in the amount of $300,000 each. In addition, under the agreement the company provided him an allowance of up to $1,400 per month for the lease of a car for

Mr. Young and paid or reimbursed Mr. Young for all maintenance, insurance, fuel and taxes on such car. The agreement provided that if Mr. Young’s employment were terminated by the company other than for cause (as defined in the agreement) or were terminated by Mr. Young for good reason (as defined in the agreement), Mr. Young was entitled to continue receiving his then current monthly base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. Young’s employment were terminated by the company other than for cause or were terminated by Mr. Young for good reason, Mr. Young was entitled receive up to 2.99 times his five-year average taxable compensation, payable in equal monthly installments over thirty-six months, limited to the maximum payment which could be made without any payment being considered an excess parachute payment under Section 280G of the Internal Revenue Code. Additionally, Mr. Young’s agreement contained non-disclosure commitments and non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. The agreement also provided that if Mr. Young died while employed, the company would pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurred. No other termination events would have resulted in termination payments under his agreement.

Paul M. Harbolick, Jr., Former Executive Vice President and Chief Financial Officer of Alliance and Alliance Bank, was employed under an amended and restated employment agreement with Alliance Bank, originally effective March 1, 2003, with a term ending March 1, 2012. The agreement terminated on May 18, 2011 in connection with Mr. Harbolick’s resignation. The agreement provided for an automatic one-year renewal each March 1 subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provided for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the board of directors. As of May 18, 2011, Mr. Harbolick’s annual base salary was $200,340. Under the agreement, Mr. Harbolick was eligible for the usual and customary employee benefits from the company including life and disability insurance as provided to executive-level employees. In addition, under the agreement, the company provided him a country club allowance of up to $457 per month (as subsequently increased by the board of directors), and an automobile allowance of $350 per month. The agreement provided that if Mr. Harbolick’s employment were terminated by the company other than for cause (as defined in the agreement) or were terminated by Mr. Harbolick for good reason (as defined in the agreement), Mr. Harbolick would be entitled to continue receiving his then current monthly base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. Harbolick’s employment were terminated by the company other than for cause or were terminated by Mr. Harbolick for good reason, Mr. Harbolick would receive an amount equal to two years’ compensation (defined as annual base salary plus the average of his last three years’ bonuses) payable in equal monthly installments over twenty-four months. Additionally, Mr. Harbolick’s agreement contained non-disclosure commitments and non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. The agreement also provided that if Mr. Harbolick died while employed, the company would pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurred. No other termination events would have resulted in termination payments under his agreement.

Frank H. Grace, III, Former Executive Vice President of Alliance Bank, was employed under an amended and restated employment agreement, originally effective January 13, 2004, with a term ending March 1, 2011. The agreement provided for an automatic one-year renewal each March 1 subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provided for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the board of directors. Effective as of March 1, 2008 and continuing through October 12, 2010, Mr. Grace’s annual base salary was $195,517. Under the agreement, Mr. Grace was eligible for the usual and customary employee benefits from the company including life and disability insurance as provided to executive-level employees. In addition, the agreement provided that the company would lease a car for Mr. Grace with a lease payment of up to $786.40 per month and would pay or reimburse Mr. Grace for all maintenance, insurance, fuel and taxes on such car. The agreement further provided that the company would provide monthly dues for Mr. Grace for membership in a dining club and a golf club. The agreement provided that if Mr. Grace’s employment were terminated by the company other than for cause (as defined in the agreement) or were terminated by Mr. Grace for good reason (as defined in the agreement), Mr. Grace was entitled to continue receiving his then current monthly base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. Grace’s employment were terminated by the company other than for cause or were terminated by Mr. Grace for good reason, Mr. Grace would receive 1.5 times his five-year average taxable compensation, payable in equal monthly installments over twenty-four months. Additionally, Mr. Grace’s agreement contained non-disclosure commitments and non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. The agreement also provided that if Mr. Grace died while employed, the company would pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurs. No other termination events would have resulted in termination payments under the agreement.

As previously disclosed, effective January 26, 2011, Alliance and Mr. Grace settled a lawsuit brought by Mr. Grace with respect to his resignation of employment and other transactions with Alliance Bank. See note 7 on page 31 for a discussion of the terms of the settlement.

John B. McKenney, III, Former Senior Vice President and Chief Credit Officer of Alliance Bank, was employed under a one-year employment agreement, effective March 1, 2007, with a term ending March 1, 2012. The agreement terminated on May 6, 2011 in connection with Mr. McKenney’s retirement. The agreement provided for an automatic one-year renewal each March 1 subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provided for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the board of directors. Pursuant to an informal arrangement, as of May 6, 2011, Mr. McKenney’s annual base salary was $146,076. Under the agreement, Mr. McKenney was eligible for the usual and customary employee benefits from the company including life and disability insurance as provided to executive-level employees. The agreement provided that if Mr. McKenney’s employment were terminated by the company other than for cause (as defined in the agreement) or were terminated by Mr. McKenney for good reason (as defined in the agreement), Mr. McKenney would be entitled to continue receiving his then current monthly base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. McKenney’s employment were terminated by the company other than for cause or were terminated by Mr. McKenney for good reason, Mr. McKenney would receive 1.5 times his five-year average taxable compensation, payable in equal monthly installments over eighteen months. Additionally, Mr. McKenney’s agreement contained non-disclosure commitments and non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. The agreement also provided that if Mr. McKenney died while employed, the company would pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurred. No other termination events would have resulted in termination payments under the agreement.

In most cases, payment of the termination payments described above (other than the payments following death) for each executive will be delayed for six months following the executive’s termination date to comply with the requirements of Section 409A of the Internal Revenue Code. Any payments required to be delayed will be paid at the end of the six-month period in one lump sum. Any payments due after the end of the six-month period will be paid at the normal payment date provided for under the applicable employment agreement.

The definitions of “cause,” “good reason” and “change of control” under these employment agreements are discussed under “Potential Payments Upon Termination or Change of Control” below.

Consulting Agreement

On May 16, 2011, Alliance and Alliance Bank entered into a consulting agreement with Mr. Harbolick, effective as of May 19, 2011, pursuant to which Mr. Harbolick will serve as a consultant and advisor to Alliance and Alliance Bank with respect to financial accounting and other matters for up to six months following his resignation. In his capacity as a consultant, Mr. Harbolick will perform such advisory services as are requested by the board of directors, up to a maximum of 32 hours per month. Mr. Harbolick will receive $125,000 under the consulting agreement, with half paid in a lump sum on May 19, 2011 (subject to repayment in the event consulting services are not provided as requested) and the remaining half paid in monthly installments as the services are provided. Under the agreement, Mr. Harbolick will also be reimbursed for reasonable travel and business expenses incurred in connection with providing such consulting services.

Potential Payments Upon Termination or Change of Control

Pursuant to the terms of their employment agreements and the terms of their outstanding stock options under Alliance’s stock option plans, the named executive officers are (or were) entitled to certain payments or benefits upon a change of control or in connection with certain termination events.

Employment Agreements

Compensation to be Paid Upon Termination For Cause. Under the employment agreements, in the event the company terminates the executive’s employment for cause, the executive is not entitled to any compensation from the company following the date of termination. Termination for cause would require purposeful and/or serious wrongdoing on the part of the executive which reflected poorly on his integrity or moral character or which resulted in a breach of certain commitments he had made to the company.

Compensation to be Paid Upon Death. Under the employment agreements, if the executive dies while he is employed by the company, his employment agreement will terminate but the company will pay to his estate that portion of his salary which he would have earned through the end of the month in which his death occurs, as well as that portion of his annual cash bonus, if any, which he had accrued through the end of the month in which his death occurs. In addition, the company currently pays the premiums on a group life insurance policy which will entitle the executive’s beneficiaries to a death benefit equal to twice the executive’s base salary, or 2.5 times the executive’s base salary in the case of Mr. Cave. Until January 29, 2010, in the case of Mr. Young, the company also paid the premiums on two additional life insurance policies owned by Mr. Young providing a death benefit equal to $300,000 each.

Compensation to be Paid Upon Disability or Termination Without Cause or For Good Reason. Under certain circumstances, either the executive or the company may desire to end his employment for a reason which is not set forth above. Among other events in this category, the company may terminate the executive’s employment even if he has done nothing wrong, the executive may resign from the company based on a “good reason,” or the company may determine that an executive is unable to continue working for the company due to disability. Under the employment agreements, if the executive is disabled (as defined in the agreement), the company will terminate his employment 90 days after notice of termination is provided to the executive. No additional compensation is payable under the agreements in the case of termination due to disability. Under the employment agreements, termination of an executive for any reason other than for cause, for disability or as a result of the executive’s death will entitle the executive to receive termination compensation from the company. If the executive decides to terminate his employment, then he is only entitled to receive termination compensation payments if he does so for “good reason,” which means the company has changed certain aspects of his employment in a significant way that is not acceptable to him or otherwise fails to fulfill a commitment the company had made to him. In each of these circumstances, for twelve months in the case of Messrs. Doyle and Cave, and for each month until the end of the term of the executive’s employment agreement or twelve months following the date of termination if longer in the case of the other executives, the company will pay to the executive an amount equal to one-twelfth of the annual salary which he was earning immediately before the termination. In the event that the executive breaches the confidentiality, non-disclosure or non-competition commitments which he made to the company in his employment agreement, then the company will no longer be required to make these payments. These commitments generally last for twelve months after termination of employment.

Compensation to be Paid Upon Change of Control. Under the employment agreements, a change of control is a significant change of the company’s business or management that fits into one of these categories: (1) another party becomes the owner of enough of the company’s securities to control at least 50% of the voting power under certain circumstances; or (2) as a result of certain transactions, and within two years of the occurrence of such transactions, the people who formerly constituted a majority of the board of directors no longer constitute a majority of the board of directors. The executive’s employment agreements provide that any successor to the company, including an entity that becomes a successor as a result of a change of control, must assume and agree to perform the company’s obligations to the executives under the individual employment agreements. If a successor does not assume and agree to perform the company’s obligations under the individual employment agreements, then the executives will be entitled to terminate their employment for good reason and to receive the termination compensation described above. In the case of Mr. Doyle’s employment agreement, if within one year after a change of control his employment is terminated by the company other than for cause or he resigns for good reason, Mr. Doyle will be entitled to receive up to 2.99 times his five-year average taxable compensation, payable in equal monthly installments over twelve months, limited to the maximum payment which could be made without any payment being considered an excess parachute payment under Section 280G of the Internal Revenue Code. In the case of Messrs. Sacknoff and Cave, if within one year after a change of control, the executive officer is terminated without cause or he resigns for good reason, he will be entitled to an amount equal to 1.5 times his five-year average taxable compensation, payable in equal monthly installments over eighteen months for Mr. Sacknoff and twelve months in the case of Mr. Cave. In the case of Mr. Young’s former employment agreement, if within one year after a change of control his employment had been terminated by the company other than for cause or he resigned for good reason, Mr. Young would have received up to 2.99 times his five-year average taxable compensation, payable in equal monthly installments over thirty-six months, limited to the maximum payment which could be made without any payment being considered an excess parachute payment under Section 280G of the Internal Revenue Code. In the case of Mr. Harbolick’s former employment agreement, if within one year after a change of control his employment had been terminated by the company without cause or he resigned for good reason, he would have received an amount equal to two times his “compensation” (defined in the agreement as current base salary plus the average of the last three years’ bonus payments), payable in equal monthly installments over twenty-four months. In the case of Mr. Grace’s former employment agreement, if within one year after a change of control his employment had been terminated by the company other than for cause or he resigned for good reason, Mr. Grace would have received an amount equal to 1.5 times his five-year average taxable compensation, payable in equal monthly installments over twenty-four months. In the case of Mr. McKenney’s former employment agreement, if within one year after a change of control, his employment had been terminated without cause or he resigned for good reason, Mr. McKenney would have received an amount equal to 1.5 times his five-year average taxable compensation, payable in equal monthly installments over eighteen months.

Stock Options

The 1999 Stock Option Plan provides for the grant of stock options to our directors, consultants and key employees. The 2007 Incentive Stock Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards to our key employees, non-employee directors and non-employee service providers. Only stock options have been granted under the 2007 Incentive Stock Plan.

Once granted under either the 1999 Stock Option Plan or the 2007 Incentive Stock Plan, options can be exercised to purchase Alliance’s common stock only in accordance with a vesting schedule stated in each option award agreement and with the other terms of the individual grant. The following summarizes the treatment of stock options upon certain events under the 1999 Stock Option Plan and the 2007 Incentive Stock Plan.

Treatment of Stock Options Upon Termination For Cause. Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if a person’s employment or service is terminated by the company for cause, all of his stock options which have not been exercised will immediately be forfeited. The definition of “cause” under the 1999 Stock Option Plan is substantially similar to the definition of “cause” in the employment agreements described above. The definition of “cause” under the 2007 Incentive Stock Plan is substantially the same as the definition of “cause” in the 1999 Stock Option Plan, with the exception that the definition of “cause” under the 2007 Incentive Stock Plan expressly refers to Alliance’s subsidiaries.

Treatment of Stock Options Upon Death or Incapacity. Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if a participant who has received stock options dies while he is working for or providing services to the company or one of its subsidiaries, his legal representative (usually his executor or administrator) has twelve months to exercise those vested options which the deceased person could have exercised as of the date of his death. Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if a participant who has received stock options becomes incapacitated while he is working for or providing services to the company or one of its subsidiaries, his guardian or legal representative also has twelve months following the date of incapacity to exercise those vested options which the incapacitated person could have exercised as of the date of his incapacitation. After the twelve-month period, any options that have not been exercised will be forfeited.

Treatment of Stock Options Upon Termination For Any Other Reason. The employment or service of a person may end for a reason other than those set forth above. Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if termination occurs for any other reason, such as retirement or resignation, a participant who has received stock options has three months to exercise those vested options which he could have exercised as of the date his employment or service ended. After the three-month period, any options which have not been exercised will be forfeited.

Treatment of Stock Options Upon Change of Control. Under the 1999 Stock Option Plan, a change of control is a significant change in our business that fits into one of these categories: (1) Alliance transfers all or almost all of its assets to another party; (2) another party becomes the owner of more than 50% of Alliance’s stock; or (3) Alliance is involved in a reorganization, a consolidation, or a merger with another party. If a change of control occurs, then, regardless of the usual vesting schedule, an employee who has received stock options may exercise all of his options, as long as the parties who own Alliance’s common stock immediately before the change of control are not the same parties who hold, either directly or indirectly, a majority of the common stock of the acquiring party involved in the change of control. If a change of control occurs, the committee appointed by the board to administer the 1999 Stock Option Plan may also take steps to protect those people who have received options, including (i) changing the exercise dates or termination dates of the options so that a person may exercise his options before the change of control; (ii) canceling the options a person has received and instead paying him cash in an amount equal to the fair market value of the stock on the day the change of control occurs, minus the exercise price he would have had to pay to exercise the options; or (iii) canceling the options a person has received and arranging for him to receive equivalent options to purchase the stock of the acquiring party involved in the change of control, so long as he receives substantially the same treatment under the substituted options that he would have received under the original options. The board of directors may also take other steps in addition to or instead of the steps set forth above to protect those people who have received options under the 1999 Stock Option Plan.

Under the 2007 Incentive Stock Plan, a change of control is a significant change in our business that fits into one of these categories: (1) another party becomes the owner of 25% or more of Alliance’s stock; (2) within any two-year period, the composition of the board of directors changes so that the directors who formerly constituted the board no longer constitute a majority of the board and the new directors were not approved by a sufficient number of former directors; (3) as a result of a merger or consolidation, Alliance ceases to exist or Alliance’s stock is converted into other property; (4) as a result of a merger or consolidation, we continue to exist but the holders of Alliance’s stock immediately prior to the transaction do not own at least 51% of Alliance’s stock immediately following the transaction; (5) Alliance transfers all or almost all of its assets to another party; or (6) Alliance’s shareholders approve the liquidation or dissolution of the company. If a change of control occurs, then, regardless of the usual vesting schedule, a participant who has received stock options may exercise all of his options. If a change of control occurs, the committee appointed by the board to administer the 2007 Incentive Stock Plan may also take steps to protect those people who have received options, including (i) changing the exercise dates or termination dates of the options so that a person may exercise his options before the change of control; (ii) canceling the options a person has received and instead paying him cash in an amount which could have been obtained upon the exercise of the option, had the option been currently exercisable; (iii) adjusting the option in an appropriate way to reflect the change of control; or (iv) causing the outstanding options to be assumed, or new rights substituted for those options, by the acquiring or surviving party involved in the change of control.

Except in the case of Mr. Young and Mr. Grace, the table below reflects potential payments to each of our named executive officers in the event of a termination of the named executive officer’s employment with us, whether due to retirement, death, disability, termination for cause, termination with good reason, or termination in connection with a change of control. The amounts shown assume in each case that the change of control or termination occurred on December 31, 2010, and that the relevant stock price was $3.89, which was the closing price of Alliance’s common stock on December 31, 2010. Because Mr. Young and Mr. Grace were no longer serving as executive officers of the company on December 31, 2010, the information provided in the table below for them reflects the actual payments they received in connection with their departures.

Name	Benefit	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Involuntary Termination Without Cause or Voluntary Termination for Good Reason after Change of Control	Normal Retirement	Involuntary Termination for Cause or Voluntary Termination without Good Reason	Death	Disability
William E. Doyle, Jr.	Severance Payments	$299,500(1)	$861,386 (2)	$--	$--	$--(3)	$--
	Stock Option Vesting (4)	$--	$--	$--	$--	$--	$--
	Total Value	$299,500	$861,386 (2)	$--	$--	$--	$--

Craig W. Sacknoff	Severance Payments	$172,963 (1)	$240,718	$--	$--	$--(3)	$--
	Stock Option Vesting (4)	$--	$--	$--	$--	$--	$--
	Total Value	$172,963	$240,718	$--	$--	$--	$--

Former Officers
Thomas A. Young, Jr. (5)	Severance Payments	$388,667 (1)
	Stock Option Vesting (4)	$--
	Supplemental Life Insurance	$--
	Total Value	$388,667

Paul M. Harbolick, Jr. (6)	Severance Payments	$190,800(1)	$404,933	$--	$--	$--(3)	$--
	Stock Option Vesting (4)	$--	$--	$--	$--	$--	$--
	Total Value	$190,800	$404,933	$--	$--	$--	$--

Frank H. Grace, III (7)	Severance Payments	$285,965
	Stock Option Vesting (4)	$--
	Total Value	$285,965

John B. McKenney, III (8)	Severance Payments	$139,120(1)	$220,704	$--	$--	$--(3)	$--
	Stock Option Vesting (4)	$--	$--	$--	$--	$--	$--
	Total Value	$139,120	$220,704	$--	$--	$--	$--

(1)	The continuation of monthly salary payments for twelve months, or the remainder of the named executive officer’s employment agreement term in the case of Mr. Young, is reflected as a lump sum payment.

(2)	This amount may be reduced in order to avoid excess parachute payments under Section 280G of the Internal Revenue Code, in accordance with the named executive officer’s employment agreement.

(3)	Because the table assumes termination as of December 31, 2010, no amounts are reflected for payment of base salary earned through the end of the month in which death occurs.

(4)

No amounts are reflected related to the accelerated vesting of unvested stock options because all unvested stock options were “out of the money” as of December 31, 2010, and as of January 29, 2010, in the case of Mr. Young, and as of October 12, 2010, in the case of Mr. Grace.

(5)

Mr. Young ceased to serve as President and Chief Executive Officer of Alliance and Alliance Bank effective January 29, 2010. In accordance with the terms of his employment agreement, in connection with his departure without cause, Mr. Young will continue to receive his current base salary through May 1, 2011, subject to a 6-month payment delay as required by Section 409A of the Internal Revenue Code. Mr. Young received no other severance in connection with his departure.

(6)

Mr. Harbolick resigned as Executive Vice President and Chief Financial Officer of Alliance and Alliance Bank effective May 18, 2011. Mr. Harbolick received no severance in connection with his departure.

(7)

Mr. Grace resigned as Executive Vice President of Alliance Bank effective October 12, 2010. As previously disclosed, on November 10, 2010, Mr. Grace filed suit against Alliance, Alliance Bank, the Chairman of the board of directors and the President and Chief Executive Officer of the organizations. In the suit, Mr. Grace sought to void the non-compete and non-solicitation provisions of his employment agreement with Alliance Bank, and to collect compensatory, pecuniary and punitive damages of up to $2.85 million plus attorney fees and costs in connection with his resignation of employment and other transactions with Alliance Bank, including forgiveness of certain loans and salary advances made to him during his employment. Pursuant to a January 26, 2011 settlement of the lawsuit brought by Mr. Grace, Alliance paid Mr. Grace $122,188 in severance and $5,250 in reimbursement of claimed tax penalties and interest associated with a 401(k) plan loan, cancelled a $95,000 promissory note made by Mr. Grace in favor of Alliance Bank, paid $60,000 toward Mr. Grace’s attorneys’ fees and paid $3,527 for Mr. Grace’s portion of the mediation fees in connection with the settlement. In addition, pursuant to the terms of the settlement agreement, the provision of Mr. Grace’s employment agreement requiring a post-resignation period of non-competition was terminated and the provisions requiring post-resignation periods of non-solicitation of customers and employees were shortened to six months and nine months, respectively. As part of the settlement, Mr. Grace withdrew his lawsuit and the parties mutually released each other from any and all related claims. A committee of independent directors approved the settlement.

(8)	Mr. McKenney retired as Senior Vice President and Chief Credit Officer of Alliance Bank effective May 6, 2011. Mr. McKenney received no severance in connection with his departure.

The above table does not include benefits to which all salaried employees are entitled (such as life insurance) or the company’s 401(k) plan benefits that would be paid to a named executive officer, except to the extent that the named executive officer is entitled to an additional or accelerated benefit as a result of the termination or change of control. In addition, the table does not include the value of vested but unexercised stock options as of December 31, 2010. The footnotes to the table describe the assumptions used in estimating the amounts set forth in the table. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of the executive’s separation from us.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors consists, and during 2010 consisted, entirely of directors who meet the independence requirements of the Nasdaq listing standards and SEC regulations applicable to audit committee members. Mr. McMinn, who participated in the review and discussion of financial statements for fiscal year 2010, resigned from the audit committee and board of directors effective June 30, 2011.

The audit committee assists the board of directors in overseeing and monitoring the integrity of Alliance’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the audit committee are set forth in a written charter adopted by the board of directors. The audit committee reviews and reassesses the charter annually and recommends any changes to the board of directors for approval. The board of directors, with the recommendation of the audit committee, most recently amended the charter in 2004 to reflect the relevant provisions of the Sarbanes-Oxley Act and related Nasdaq rules.

The audit committee is responsible for overseeing Alliance’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2010, the audit committee:

•

reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2010 with management and Yount, Hyde & Barbour, P.C., or “YHB,” Alliance’s independent accountants;

•	discussed with management and YHB the adequacy of Alliance’s system of internal controls;

•

discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit, including YHB’s judgments about the quality, not just the acceptability, of Alliance’s accounting principles and underlying estimates in Alliance’s consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material terms that have been discussed with management of Alliance; and other material written communication between the independent accountants and Alliance’s management, such as any management letter or schedule of unadjusted differences; and

•

received written disclosures and the letter from YHB required by applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the audit committee concerning independence. The audit committee also discussed with YHB its independence.

The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the audit committee determined appropriate.

As described more fully in its charter, the purpose of the audit committee is to assist the board of directors in its general oversight of Alliance’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Alliance’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The audit committee serves a broad-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the audit committee’s members in business, financial and accounting matters.

Based on the audit committee’s review of the audited financial statements and discussions with management and YHB, the audit committee recommended to the board of directors that the audited financial statements be included in Alliance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Audit Committee

Serina Moy, Chairperson

William M. Drohan

Robert C. Kovarik, Jr.

J. Eric Wagoner

Robert G. Weyers

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents the fees for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of Alliance’s consolidated financial statements for the fiscal years ended December 31, 2010 and 2009, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during those periods. All services reflected in the following table for 2010 and 2009 were pre-approved in accordance with the policy of the audit committee of the board of directors.

Year Ended December 31,	2010	2009
Audit Fees (1)	$121,500	$110,000
Audit-Related Fees (2)	9,470	5,893
Tax Fees (3)	9,700	12,850
All Other Fees	--	--

Total	$140,670	$128,743

(1)	Audit fees consist of audit and review services and review of documents filed with the SEC.

(2)	Audit-related fees consist of pre-approved consultation concerning financial accounting and reporting standards, public funds agreed upon procedures and agreed upon procedures for ACH compliance.

(3)

Tax fees consist of preparation of federal and state income tax returns, statutory trust return, and consultation regarding tax compliance issues. In addition during 2009, a net operating loss carry back return was completed.

The audit committee has determined that the provision by Yount, Hyde & Barbour, P.C. of the non-audit services referred to above is compatible with the maintenance of that firm’s independence.

PRE-APPROVAL POLICIES

Pursuant to the terms of its charter, the audit committee is responsible for the appointment, compensation and oversight of the work performed by Alliance’s independent accountants. The audit committee, or a designated member of the audit committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to ensure that the provisions of such services does not impair the accountants’ independence. The audit committee has delegated interim pre-approval authority to Ms. Moy, chairperson of the audit committee. Any interim pre-approval of permitted non-audit services is required to be reported to the audit committee at its next scheduled meeting. In addition, pre-approved research and consultation fees requested by management may be performed throughout the engagement year not to exceed $5,000.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee has appointed Yount, Hyde & Barbour, P.C. as Alliance’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Yount, Hyde & Barbour, P.C. rendered audit services to Alliance for the fiscal year ended December 31, 2010. These services consisted primarily of the examination and audit of Alliance’s financial statements, tax reporting assistance, and other audit and accounting matters. In the event that the appointment of Yount, Hyde & Barbour, P.C. is not ratified by shareholders at the annual meeting, the audit committee will consider making a change in the independent registered public accounting firm in the future.

Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

The board of directors recommends that shareholders vote “FOR” ratification of the appointment of Yount, Hyde & Barbour, P.C., as Alliance’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

OTHER BUSINESS

As of the date of this proxy statement, management of Alliance has no knowledge of any matters to be presented for consideration at the annual meeting other than those referred to above. If any other matter is properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Alliance will hold its 2012 Annual Meeting of Shareholders only if the proposed merger with Eagle has not yet been completed. If Alliance holds its 2012 Annual Meeting, Alliance anticipates that the 2012 Annual Meeting would be held on or about May 15, 2012. If any shareholder intends to present a proposal for consideration at the 2012 Annual Meeting (in the event this meeting is held), notice of the proposal must be received by the Secretary of Alliance, at Alliance’s principal office in Chantilly, Virginia, on or before February 25, 2012. If any shareholder intends to present a proposal to be considered for inclusion in Alliance’s proxy materials in connection with the 2012 Annual Meeting (in the event this meeting is held), the proposal must be in proper form and must be received by the Secretary of Alliance, at Alliance’s principal office in Chantilly, Virginia, on or before December 12, 2011.

The proxy solicited by the board of directors for the 2012 Annual Meeting (in the event this meeting is held) will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Alliance has not received notice of such proposal by February 25, 2012, in writing delivered to the Secretary of Alliance.

ANNUAL REPORT ON FORM 10-K

A copy of Alliance’s Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended December 31, 2010, will be furnished without charge to shareholders upon written request directed to Alliance Bankshares Corporation, 14200 Park Meadow Drive, Suite 200S, Chantilly, Virginia 20151, Attn: Secretary (Investor Relations Department).

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER AND WHERE TO FIND IT

This proxy statement does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger.

In connection with the proposed merger, Eagle will file with the SEC a Registration Statement on Form S-4, which will include a proxy statement of Alliance and a prospectus of Eagle (a single document referred to as the “proxy statement/prospectus”). The definitive proxy statement/prospectus will be mailed to the shareholders of Alliance seeking their approval of the proposed merger. In addition, each of Eagle and Alliance may file other relevant documents concerning the proposed merger with the SEC.

INVESTORS AND SECURITY HOLDERS OF ALLIANCE ARE STRONGLY URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS), AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EAGLE, ALLIANCE, THE PROPOSED MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE PROPOSED MERGER. Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at http://www.sec.gov after they are filed. In addition, documents filed with the SEC by Eagle will be available free of charge from Eagle’s Investors Relations at (301) 986-1800 or on Eagle’s website at http://www.eaglebankcorp.com under the tab “Investor Relations” and then under the heading “SEC Filings.” Documents filed with the SEC by Alliance will also be available free of charge from Alliance’s Investor Relations at (703) 814-7200 or on Alliance’s website at http://www.alliancebankva.com under the tab “Investor Relations” and then under the heading “Press Releases” or under the heading “Documents/SEC Filings.”

Eagle, Alliance and their respective directors, executive officers and certain other members of management and employees of Eagle, Alliance and their respective subsidiaries may be deemed to be participants in the solicitation of proxies from the shareholders of Alliance in connection with the proposed merger. Information about the directors and executive officers of Eagle is set forth in Eagle’s proxy statement for the 2011 annual meeting of shareholders filed with the SEC on April 7, 2011. Information about the directors and executive officers of Alliance is set forth in this proxy statement. Information about the directors and executive officers of Alliance, as well as certain other members of management and employees of Alliance and its respective subsidiaries, will also be included in the proxy statement/prospectus when it becomes available. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus when it becomes available.

The information on Eagle’s and Alliance’s websites is not, and shall not be deemed to be, a part of this proxy statement or incorporated into the filings either company makes with the SEC.

FORM OF REVOCABLE PROXY

PLEASE ACT PROMPTLY!

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD

PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE	ALLIANCE BANKSHARES CORPORATION YOUR BOARD OF DEIRECTORS RECOMMENDS YOU VOTE FOR ALL PROPOSALS BELOW.	For	Withhold	For All
			All	All	Except

PROPOSAL ONE. To elect the following Class C nominees to serve as directors until the 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified, and Class B nominee to serve as director until the 2013 Annual Meeting of Shareholders or until his successor is duly elected and qualified.

			☐	☐	☐
PROPOSAL TWO. To ratify the appointment of Yount, Hyde & Barbour, P.C., as independent registered public accounting firm for the fiscal year ending December 31, 2011.

Class C Nominees:

Lawrence N. Grant

Serina Moy

Class B Nominee:

Robert C. Kovarik, Jr.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) in the space provided below.

			For	Against	Abstain
			☐	☐	☐
To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
		Date:			, 2011

Signature

Signature

Title(s)

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please check this box if you plan to attend the meeting. ☐

h

PLEASE VOTE TODAY –

SEE REVERSE SIDE

PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE

PROVIDED

REVOCABLE PROXY

ALLIANCE BANKSHARES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

DECEMBER 7, 2011

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Alliance Bankshares Corporation (Alliance) hereby appoints Oliver T. Carr, III and Donald W. Fisher, PhD, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of Alliance standing in the name of the undersigned as of the close of business on October 24, 2011 at the Annual Meeting of Shareholders to be held Wednesday, December 7, 2011 at 10:30 a.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia or any adjournment or postponement thereof, on each of the matters listed:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the three nominees for election as directors named in Proposal One and FOR approval of Proposal Two. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted by the proxy agents, to the extent entitled, in accordance with their best judgment.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:

https://www.eproxyaccess.com/abva